Exhibit 10.1
LOAN AGREEMENT

THIS LOAN AGREEMENT (as it may be amended, restated, replaced or otherwise modified from time to time, this “Agreement”) is made and entered into effective as of November 16, 2020, by and between NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”), and FIRST INTERNATIONAL BANK & TRUST, a North Dakota banking corporation (together with its successors and assigns, “Lender”).
RECITALS
A.    Borrower has requested that Lender extend to Borrower: (i) a real estate term loan (the “CRE Loan”) in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00); (ii) an equipment term loan (the “Equipment Loan”) anticipated to be in the original principal amount of Thirteen Million and 00/100 Dollars ($13,000,000.00); (iii) an operating line of credit (the “Operating LOC Loan”) in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00); and (iv) a letter of credit loan (the “Letter of Credit Loan”) in the original principal amount of Four Million Eight Hundred Thirty-Nine Thousand and 00/100 Dollars ($4,839,000.00) (the CRE Loan, the Equipment Loan, the Operating LOC Loan and the Letter of Credit Loan, collectively may be referred to as the “Loan”), which the Loan shall be secured by the Collateral (as later defined) and the Guaranty (as later defined).
B.    Lender is willing and prepared to extend the Loan to Borrower, upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.GENERAL. The Recitals set forth above are incorporated into this Agreement and binding upon Borrower. Subject to and upon the terms, covenants and conditions hereinafter set forth, Lender hereby agrees to make the Loan to Borrower.
2.PROMISSORY NOTES/LOAN. The obligation of Borrower to repay the Loan shall be evidenced by:
A.CRE LOAN.
(1)CRE Note. The CRE Loan is evidenced by that certain Promissory Note (Real Estate) executed by Borrower in the original principal amount of Ten Million and 00/100 Dollars ($10,000,000.00) (the “CRE Note”).
(2)Loan to Value. So long as there exists no Event of Default hereunder and no event has occurred which would be an Event of Default with the giving of notice or lapse of time or both, and subject to all other terms and conditions hereof, as to the CRE Loan, Lender shall lend to Borrower, and Borrower may borrow from Lender, the lesser of 70% of the collective appraised value of the Property (as later defined) or the amount of $10,000,000.00. Borrower and Lender acknowledge and agree that the CRE Loan will be a single advance and that any payments by Borrower applied to the principal balance of the Loan may not be re-drawn by Borrower.
(3)Escrow. Lender shall require Borrower to pay to Lender, in addition to any monthly principal and interest installments due pursuant to the CRE Note, an amount equal to one-twelfth of the yearly real estate taxes and assessments levied against the Property and insurance costs pertaining to the Property, less any amounts paid in connection with any premium finance arrangement that are applied to reduce such costs and excluding the same pertaining to the Supplemental Property (the “Escrow Items”) as estimated from time to time by Lender in its reasonable discretion, to be applied by Lender to pay said Escrow Items (such collected amounts being hereafter referred to as the “Escrow Funds”). Lender shall apply the Escrow Funds to pay said Escrow Items on or before the dates the same are due, so long as the amount of Escrow Funds held by Lender is sufficient at that time to make such Escrow Items payments. No earnings or interest shall be payable to Borrower on the Escrow Funds. Such Escrow Funds shall not be, nor be deemed to be, trust funds, and Lender shall have the right to hold the Escrow Funds in any manner Lender elects and may commingle the Escrow Funds with other moneys held by Lender. If the amount of the Escrow Funds held by Lender shall exceed at any time the amount deemed necessary by Lender to provide for the payment of the Escrow Items, such excess shall, at the option of Lender, either be repaid to Borrower or be credited to Borrower on the next monthly installment of Escrow Funds due. If at any time the amount of the Escrow Funds held by Lender shall be less than the amount deemed necessary by Lender to pay the Escrow Items as they fall due, Borrower shall promptly pay to Lender any amount necessary to make up the deficiency upon written notice from Lender to Borrower requesting payment thereof.
(4)Reserve Account. Lender shall require Borrower to: (i) deposit on the date of this Agreement and maintain such minimum amount at all times while the Loan is outstanding, a sum equal to $2,500,000.00, to be deposited in to a reserve account to be held by Lender (“Reserve Account”); and (ii) pay to Lender each and every month, in addition to any monthly principal and interest installments due pursuant to the CRE Note, a sum equal to $100,000.00, to be deposited in to the Reserve Account. Borrower shall have no access to the Reserve Account, without

Lender’s prior written consent, and the Reserve Account is hereby pledged as additional security for the CRE Loan, Operating LOC Loan and Letter of Credit Loan, which Lender shall have the right to off-set upon the occurrence and during the continuance of an Event of Default.
(5)Additional Collateral. In addition to the Property subject to the Mortgages described in Section 3.B(2) below, within sixty (60) days after the date of this Agreement, Borrower shall cause the following real properties to be added, by modification or amendment in form and substance reasonably satisfactory to Lender (the “Modification”), to each of the respective Mortgages: 3856 Cambrian Lane, Sidney, MT 59270, and 6565 Highway 40 South, Tioga, ND 58852 (collectively, the “Supplemental Property”). Borrower shall provide to Lender, at Borrower’s sole cost and expense, due diligence information pertaining to each Supplemental Property Lender shall request, including, but not limited to a commitment for issuance of an ALTA-2016 loan policies of title insurance issued by the Title Company. Once the Modification to add the Supplemental Property to the respective Mortgages is complete, the Supplemental Property will be included in the definition of “Property” and serve as additional “Collateral” for the Loan.
B.EQUIPMENT LOAN/MSPLF
(1)Equipment Note. The Equipment Loan is evidenced by that certain Promissory Note (Equipment Loan) of even date herewith executed by Borrower anticipated to be in the original principal amount of Thirteen Million and 00/100 Dollars ($13,000,000.00) (the “Equipment Note”). The Equipment Note will be subject to the requirements set forth in Section 2.B(3) below.
(2)Defined Terms. As used in this Agreement, the terms “Equipment” and “Motor Vehicles” shall have the same meaning as given to them in the Security Agreement.
(3)Main Street Priority Loan Facility. The Equipment Note is subject to the Main Street Priority Loan Facility (the “MSPLF”) and is subject to the requirements and limitations as provided for under the Main Street Lending Program (the “MSLP”), which has been authorized under Section 13(3) of the Federal Reserve Act, as amended, as contemplated by the Coronavirus Aid, Relief, and Economic Security Act, and applicable rules and regulations thereof, as in effect from time to time (the “CARES Act”). Subject to all other terms and conditions hereof, including the conditions precedent to closing under Section 3 of this Agreement, the Equipment Loan shall be made within three business days of the commitment date (the “Commitment Date”) specified in the Commitment Letter (as later defined). Borrower and Lender acknowledge and agree that the Equipment Loan will be a single advance and that any payments by Borrower applied to the principal balance of the Loan may not be re-drawn by Borrower.
(4)Appraisals. At any time while the Equipment Loan is outstanding, Lender may obtain a third-party appraisal of the Equipment and Motor Vehicles. So long has no Event of Default has occurred and is continuing, Borrower shall be responsible to reimburse Lender for the cost of no more than one (1) such third-party appraisal in any calendar year.
C.OPERATING LOC LOAN.
(1)Operating LOC Note. The Operating LOC Loan is evidenced by that certain Revolving Promissory Note (Operating Line of Credit Loan) executed by Borrower in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00) (the “Operating LOC Note”).
(2)Defined Terms. As used in this Agreement, the term “General Intangibles” shall have the same meaning as given to them in the Security Agreement.
D.LETTER OF CREDIT.
(1)Letter of Credit. The Letter of Credit Loan is evidenced by that certain Promissory Note (Letter of Credit Loan) executed by Borrower in the original principal amount of up to Four Million Eight Hundred Thirty-Nine and 00/100 Dollars ($4,839,000.00) (the “Letter of Credit Note”).
As they may be amended, restated, replaced or otherwise modified from time to time, the CRE Note, Equipment Note, Operating LOC Note and Letter of Credit Note, may be referred to collectively as the “Note”. Reference is hereby made to the Note for the terms thereof relating to maturity, repayment schedule, interest rate and other matters governing the repayment of the Loan.
3.CONDITIONS OF CLOSING. Lender shall not be required to advance the Loan until the pre-closing requirements, conditions and other requirements set forth below have been completed and fulfilled to the reasonable satisfaction of Lender, at Borrower’s sole cost and expense. Lender may, however, in its discretion, make advances prior to completion and fulfillment of any or all of such pre-closing requirements, conditions and requirements, without waiving its right to require such completion and fulfillment before any additional advances are made.
A.Pre-Closing Requirements. Prior to the closing of the Loan, Borrower shall provide or cause to be provided to Lender each of the following, all in form and substance reasonably acceptable to Lender in the exercise of its sole discretion:

(1)A commitment for issuance of an ALTA-2016 loan policies of title insurance issued by First American Title Insurance Company (“Title Company”), marked up by Title Company to the satisfaction of Lender, together with true and complete copies of all documents affecting title to the Property and such pro forma endorsements to the title policy as shall be deemed necessary or appropriate by Lender.
(2)Insurance policies or certificates evidencing insurance coverages written by insurers reasonably satisfactory to Lender and in amounts satisfactory to Lender, prepared in accordance with Lender’s requirements therefor as set forth in the Mortgage (as defined below) and as otherwise required by Lender.
(3)Appraisals of the Property, addressed to Lender prepared in conformance with Lender’s appraisal policy, Title XI of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time, and prevailing standards of appraisal practice, and signed by an appraiser acceptable to Lender.
(4)Complete and current UCC and state and federal tax lien searches on Borrower and each Guarantor in such offices and in such jurisdictions as Lender may reasonably require.
(5)Certified copies of Borrower’s and each Guarantor’s organizational documents.
(6)Borrower’s and its subsidiaries’ most current available consolidated financial statements; consolidated financial statements for the most recent full fiscal year immediately preceding the period covered by said current financial statements, and copies of federal income tax returns (with all supporting schedules) for Borrower’s most recent fiscal year, all of the foregoing financials and tax returns signed and certified as true, correct and complete by an officer of Borrower. Borrower’s and its subsidiaries’ most recent consolidated balance sheet, year-to-date profit & loss, aging accounts receivables and aging accounts payables statement, 2021 projections and 2020 capital expenditure budget.
(7)Evidence acceptable to Lender that the Property is not in a flood zone.
(8)Complete environmental reports (Phase I and Phase II, as applicable) and property condition assessments for the Property, to the satisfaction of Lender.
(9)Valuation of the Equipment and Motor Vehicles and acceptable to Lender.

(10)Original titles of all Motor Vehicles subject to the Motor Vehicle Contract (defined below).
(11)Evidence satisfactory to Lender that Borrower has qualified for the MSPLF and satisfied all documentation, certifications, requirements and covenants relevant under the MSLP, including, without limitation, that certain Commitment Letter under the Main Street Lending Program (the “Commitment Letter”) delivered to Lender by MS Facilities LLC, a special purpose vehicle of the Federal Reserve Bank of Boston (“MSLP SPV”), pursuant to which MSLP SPV shall commit to purchase a participation interest in Twelve Million Three Hundred Fifty Thousand and 00/100 Dollars ($12,350,000.00), or ninety-five percent (95%), of the aggregate principal amount of the Equipment Loan.
(12)An ALTA/ACSM land title survey of the Property accompanied by an affidavit of even date herewith affirming that no changes to the Property have occurred since the date of said survey.
(13)Evidence that Borrower has entered into a contract with CSC Global, or affiliate thereof, pertaining to the Motor Vehicles (“Motor Vehicle Contract”).
(14)Other agreements, documents and exhibits which may be reasonably required in Lender’s reasonable judgment to assure compliance with the requirements of this Agreement.
B.Loan Documents. As a condition precedent to Lender’s obligation to make the Loan, the following documents will be executed and delivered to Lender, each of which must be in form and substance reasonably satisfactory to Lender:
(1)The Note from Borrower described in Section 2 above. All of the provisions of each Note are incorporated herein by this reference.
(2)The Mortgage (the “Louisiana Mortgage”) creating a lien and security interest in the real property commonly known as 525 Parks Drive, Frierson, LA 71017 (collectively, the “Louisiana Property”) in favor of Lender and securing the Note; the Mortgage (the “North Dakota Mortgage”) creating a lien and security interest in the real property commonly known as 13195 26th Street NW, Arnegard, ND 58835, 3711 4th Avenue NE, Watford City, ND 58854, 305 17th Avenue SW, Minot, ND 58701, 11108 32nd Street SW, Dickinson, ND 58601, 7737 Highway 2, Stanley, ND 58784, 69 4th Street NE, Beach, ND 58621, 1001 Highway 16, Beach, ND 58621, and raw land in Williston, ND 58801 (collectively, the “North Dakota Property”) in favor of Lender and securing the Note; the Mortgage (the “Ohio Mortgage”) creating a lien and security interest in the real property commonly known as 64036

Wintergreen Road, Lore City, OH 43755, 3549 Warner Road, Fowler, OH 44418, 10555 Veto Road, Belpre, OH 45714, and 64000 Endley Road, Cambridge, OH 43725 (collectively, the “Ohio Property”) in favor of Lender and securing the Note; the Deed of Trust (collectively, the “Texas Mortgage”) creating a lien and security interest in the real property commonly known as 1607 NE Loop 59, Carthage, TX 75633 and 7135 FM 31 South, Carthage, TX 75633 (collectively, the “Texas Property”) in favor of Lender and securing the Note; and the Mortgage (the “West Virginia Mortgage”) creating a lien and security interest in the real property commonly known as 11942 Veterans Memorial Highway, Reedsville, WV 26547 (collectively, the “West Virginia Property”) in favor of Lender and securing the Note; (the Louisiana Mortgage, North Dakota Mortgage, Ohio Mortgage, Texas Mortgage and West Virginia Mortgage may be collectively referred to as the “Mortgage”; the Louisiana Property, North Dakota Property, Ohio Property, Texas Property and West Virginia Property may be collectively referred to as the “Property”).
(3)Separate Assignment of Leases and Rents for each Property (collectively, the “Assignment of Leases and Rents”).
(4)The Guaranty (the “Guaranty”) from Badlands Power Fuels, LLC, a Delaware limited liability company, Badlands Power Fuels, LLC, a North Dakota limited liability company, Landtech Enterprises, L.L.C., a North Dakota limited liability company, Ideal Oilfield Disposal, LLC, a North Dakota limited liability company, Heckmann Water Resources Corporation, a Texas corporation, Heckmann Water Resources (CVR), Inc., a Texas corporation, 1960 Well Services, LLC, an Ohio limited liability company, Nuverra Ohio Disposal LLC, a Delaware limited liability company, Clearwater Three, LLC, an Ohio limited liability company, Clearwater Five, LLC, an Ohio limited liability company, Clearwater Solutions, LLC, an Ohio limited liability company, and Nuverra Total Solutions, LLC, a Delaware limited liability company (each separately and collectively the “Guarantor” or “Guarantors”, as it applies), jointly and severally guaranteeing the payment of all indebtedness and performance of all obligations under the Loan Documents.
(5)The Indemnity Agreement given by Borrower and Guarantor in favor of Lender (“Indemnity”).
(6)The Assignment of Salt Water Disposal Leases given by Borrower in favor of Lender (“Assignment of SWD Leases”), as well as assignment of any other material leases Borrower or any Guarantor may be party to.

(7)The Security Agreement given by Borrower and Guarantor pledging all personal property pertaining to the Property, the Equipment, the Motor Vehicles, the General Intangibles and all assets, accounts receivable and inventory to Lender (collectively the “Security Agreement”).
(8)UCC-1 Financing Statements to perfect the pledge by Borrower and Guarantors contained in the Security Agreement (collectively, the “UCCs”).
(9)Certificate of Incumbency of Borrower and each Guarantor, with authorizing resolutions, all organizational documents and certificates of good standing attached.
(10)Opinion of Borrower and Guarantors’ counsel.
(11)The Main Street Priority Loan Facility Borrower Certifications and Covenants duly executed by principal executive officer and principal financial officer of Borrower (the “MSPLF Borrower Certifications and Covenants”).
(12)The Assignment and Assumption for the Main Street Lending Program duly executed by an authorized officer of Borrower (the “MSPLF Assignment-in-Blank”).
(13)The Co-Lender Agreement under the Main Street Lending Program Transaction Specific Terms duly executed by an authorized officer of Borrower (the “MSPLF Co-Lender Agreement”)
This Agreement, the Note, the Mortgage, the Assignment of Leases and Rents, the Guaranty, the Indemnity, the Assignment of SWD Leases, the Security Agreement, the MSPLF Borrower Certifications and Covenants, the MSPLF Assignment-in-Blank, the MSPLF Co-Lender Agreement, UCCs and every other document or instrument, whether now or hereafter existing, which are executed or delivered in connection with the Loan, as any of such documents may be amended, restated, replaced or otherwise modified from time to time, are sometimes hereinafter collectively referred to as the “Loan Documents”. Lender may designate which of the Loan Documents are to be placed of record and/or filed, the order of recording and/or filing thereof, and the offices in which the same are to be recorded and/or filed. Borrower shall pay all documentary, recording, filing and/or registration taxes and/or fees, if any, due upon the Loan Documents.
The Mortgage, Assignment of Leases and Rents, Assignment of SWD Leases, Security Agreement, UCCs, which are executed or delivered in connection with the Loan, as any of such documents may be amended, restated, replaced or otherwise modified from time to time, are sometimes hereinafter collectively referred to as the “Collateral”. The Collateral shall serve to secure each Loan.

Notwithstanding anything to the contrary contained in this Agreement or any Loan Document, for purposes of clarification,: (i) the Mortgage and Assignment of Leases and Rents serve as collateral only for the CRE Loan, Operating LOC Loan and Letter of Credit Loan; and (ii) the portion of the Collateral comprised of Equipment, Motor Vehicles and any proceeds of the foregoing shall serve as collateral for the Operating LOC Loan, Letter of Credit Loan, and Equipment Loan; provided, however, the Equipment Loan shall hold a first and senior position as to the Equipment, Motor Vehicles and any proceeds of the foregoing over the CRE Loan, Operating LOC Loan and Letter of Credit Loan. The Collateral securing Borrower’s obligations under the Equipment Loan is limited to only Equipment, Motor Vehicles, and any proceeds of the foregoing.
4.REPRESENTATIONS. In order to induce Lender to enter into this Agreement and make the Loan, Borrower hereby represents and warrants to Lender as of the date of this Agreement:
A.Organizational Existence and Power. Borrower is (i) a corporation duly organized and validly existing in the State of Delaware in good standing in the State of Delaware; (ii) is qualified to do business in any state where (y) the failure to be so qualified could reasonably be expected to result in a material adverse effect on its condition (financial or otherwise), business, properties or assets or (z) if required by applicable law, in the state where it owns real property; and (iii) has all requisite power and authority to carry on business as now conducted and as presently proposed to be conducted. Each Guarantor is (i) duly organized and validly existing and in good standing in their respective jurisdiction of organization; (ii) is qualified to do business in any state where (y) the failure to be so qualified could reasonably be expected to result in a material adverse effect on its condition (financial or otherwise), business, properties or assets or (z) if required by applicable law, in the state where it owns real property; and (iii) has all requisite power and authority to carry on their business as now conducted and as presently proposed to be conducted.
B.Enforceability. Each of the Loan Documents constitutes the legal, valid and binding obligations of Borrower, and as applicable, each Guarantor, enforceable in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.
C.Financial Condition. The financial statements of Borrower and each Guarantor heretofore furnished to Lender are complete and correct in all material respects and fairly represent the financial condition of Borrower and each Guarantor at the dates of such statements, and have been prepared in accordance with generally accepted accounting principles, consistently applied.
D.Litigation. There is no action, suit or proceeding pending or threatened against or affecting Borrower or any Guarantor which, if adversely determined, would have a material adverse effect on the condition (financial or otherwise), business, properties or assets of Borrower and Guarantors taken as a whole.
E.Taxes. Borrower and each Guarantor have filed all tax returns required to be filed and either paid all taxes shown thereon to be due, including interest and penalties, which are not being contested in good faith and by appropriate proceedings, or provided adequate reserves for payment thereof, if any, as shall be required in conformity with GAAP.
F.Compliance with Laws. There are no violations of any laws, ordinances, regulations or requirements with respect to Borrower’s business operations that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, properties or assets of Borrower and Guarantors taken as a whole.
G.No Defaults. There is no (i) Event of Default (as defined below) on the part of Borrower or any Guarantor under any of the Loan Documents or (ii) default (subject to any applicable grace or cure period) under any other document to which Borrower or any Guarantor is a party and which relates to the ownership, occupancy, use, development or management of the Property that, individually or in the aggregate, could reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), business, properties or assets of Borrower and Guarantors taken as a whole.
H.Anti-Terrorism Laws. Neither Borrower, nor any Guarantor is in violation of any laws related to terrorism or money laundering (the “Anti-Terrorism Laws”), including Executive Order No. 13,224 on Terrorist Financing of September 23, 2001 (the “Executive Order”) and The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (the “USA Patriot Act”). Neither Borrower nor any Guarantor is a person or entity with which Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law. Neither Borrower nor any Guarantor is a person or entity named as a “specially designated national” or “blocked person” on the most current list published by the United States Treasury Department Office of Foreign Asset Control (the “OFAC”), at its official website or any replacement website or other replacement official publication of such list (the “OFAC List”). Neither Borrower nor any Guarantor deals in or otherwise engages in any transaction related to any property or interests in property blocked pursuant to the Executive Order or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate any of the prohibitions set forth in the Anti-Terrorism Laws.
I.MSPLF Certifications. Borrower’s certifications under the MSPLF Borrower Certifications and Covenants incorporated herein by reference are true, correct and complete in all respects.

J.Immaterial Subsidiaries. As of the date hereof, each of the following entities qualify as an Immaterial Subsidiary (as hereinafter defined): (i) NES Water Solutions, LLC, a Delaware limited liability company (“NES”), (ii) HEK Water Solutions, LLC, a Delaware limited liability company (“HEK”), (iii) Heckmann Woods Cross, LLC, a Utah limited liability company (“Heckmann Woods”), (iv) Badlands Leasing, LLC, a North Dakota limited liability company (“Badlands Leasing (ND)”), (v) China Water and Drinks, Inc., a Delaware corporation (“China Water”), and (vi) Nuverra Rocky Mountain Pipeline, LLC, a Delaware limited liability company (“Nuverra Rocky Mountain”). “Immaterial Subsidiaries” means any subsidiary of Borrower which does not (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity, and “Immaterial Subsidiary” means any one of them.
5.COVENANTS OF BORROWER: On and after the date hereof, for the term of the Loan and until the payment in full of all of Borrower’s obligations under the Loan Documents, and the performance of all other obligations of Borrower and each Guarantor under the Loan Documents (other than contingent indemnification obligations that survive the termination of this Agreement), Borrower agrees to comply with each of the covenants set forth in this Section 5.
A.Loan Fees. Borrower agrees, in consideration of the execution of this Agreement by Lender, to pay to Lender upon execution of this Agreement (except with respect to the fee described in clause (8) below) the following non-refundable fees:
i.Underwriting fee in the amount of $5,000.00 (which has already been received by Lender);
ii.Commitment fee in the amount of $50,000.00 (which has already been received by Lender);
iii.Commitment fee in the amount of $100,000.00 (which has already been received by Lender);
iv.CRE Loan origination fee in the amount of $150,000.00;
v.Equipment Loan origination fee in the amount of $130,000.00;
vi.$130,000.00 origination fee payable to the MSLP SPV;
vii.Operating LOC Loan origination fee in the amount of $50,000.00; and
viii.For each Letter of Credit, an annual fee accruing at a rate per annum of 3.0% multiplied by the maximum undrawn face amount of such Letter of Credit.

B.Expenses. Borrower shall pay all reasonable and documented costs of closing the Loan and all reasonable and documented expenses of Lender with respect thereto, including, but not limited to, legal fees, appraisal fees, survey fees, title costs, recording fees, environmental costs, expenses of foreclosure (including reasonable and documented attorneys’ fees) and similar items.
C.Books, Records and Inspections. Borrower shall maintain complete and accurate books and records of its businesses and shall permit to Lender or its agents access to Borrower’s books and records for inspection purposes at any reasonable time upon reasonable written notice to Borrower. Borrower shall pay all inspection and valuation costs incurred by Lender while the Loan is outstanding; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to reimburse Lender for inspection and valuation costs more than one (1) time in any calendar year.
D.Notification to Lender. Borrower shall promptly advise Lender in writing of: (i) all litigation pending with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $250,000.00 or more affecting Borrower or any Guarantor or the Collateral; (ii) all complaints or charges made by any governmental authority in writing affecting Borrower or its businesses which may impair the Collateral of Lender in any material respect; (iii) any adverse change in the financial condition of Borrower or any Guarantor which has or is likely to have a material adverse effect (financial or otherwise) on the business, properties or assets of Borrower and Guarantors taken as a whole; and (iv) the occurrence of any Event of Default under this Agreement or any event of which Borrower has knowledge and which, with the passage of time or giving of notice or both, would constitute an Event of Default under this Agreement.
E.Financial Statements; Other Information. Borrower shall deliver to Lender each of the following, each in form and substance acceptable to Lender:
(1)as soon as available and in any event within forty-five (45) days after the end of each calendar quarter, internally prepared consolidated and consolidating financial statements of Borrower and each Guarantor in form and content reasonably acceptable to Lender;
(2)within thirty (30) days after the end of each calendar month or as otherwise reasonably requested by Lender for Borrower and each Guarantor: (i) aging accounts receivables, aging accounts payable and inventory reports; (ii) report in form and substance substantially similar to the form Borrower and each Guarantor previously provided to Lender, evidencing any change as a result of a sale regarding real property, personal property, plant and equipment; and (iii) Borrowing Base Certificate in form provided by Lender;

(3)as soon as available and in any event within 30 days of filing each calendar year, copies of the filed federal income tax returns (including all schedules, attachments, and K-1 information, as applicable) for Borrower and for each Guarantor;
(4)within thirty (30) days after the end of each calendar year or as otherwise reasonably requested by Lender for Borrower and each Guarantor: (i) equipment, vehicle and fixed asset listings; (ii) capital expenditures list; and (iii) projections for the current fiscal year;
(5)promptly after Lender’s request from time to time such other information and reports concerning the Property, Collateral, Borrower, and/or any Guarantor as Lender may reasonably request, including annual verification of insurance coverage and of property tax and assessment payments;
(6)as soon as available, but in any event within sixty (60) days after the end of each fiscal quarter of Borrower, Borrower shall deliver to Lender financial reporting in a form and substance reasonably acceptable to Lender setting forth the financial information, and where applicable reasonably detailed calculations of the required data, set forth in Appendix C of the Federal Reserve of Boston’s Frequent Asked Questions attached hereto as Exhibit A, as at the end of such fiscal quarter of Borrower, which financial reporting and calculations, in each case, shall be true and accurate in all material respects and, where applicable, present fairly in all material respects the financial condition of Borrower for the period covered thereby in accordance with GAAP, consistently applied;
(7)Promptly after Lender’s request from time to time such other information respecting the condition (financial or otherwise), business and property of Borrower and/or any Guarantor as Lender may from time to time reasonably request; and
(8)within five (5) days after filing, if and when filed by Borrower, provided, however, that Borrower shall be deemed to have furnished the information required if it shall have timely filed such information for public availability with the Securities and Exchange Commission and/or on its internet home page, including any filings with the Securities and Exchange Commission on Form 10-K, Form 10-Q, Form 8-K or amendments thereto made by Borrower.
F.Taxes and Claims. Borrower shall pay and discharge, all taxes, assessments and governmental charges or levies imposed upon its income or profits, or upon any of its assets or properties, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon the property or assets of Borrower, unless such taxes, assessments or governmental charges or levies are being contested in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established.
G.Liens. Borrower shall not create, incur, assume or suffer to exist any mortgage, deed of trust, pledge, lien, security interest, or other charge or encumbrance on the Property or Collateral, except (i) Permitted Liens or (ii) with the prior written consent of Lender. As used herein, “Permitted Liens” shall mean (i) liens for indebtedness otherwise permitted to be incurred under Clause P below; (ii) liens for unpaid taxes, assessments or other governmental charges to the extent permitted under Clause F above; (iii) judgment liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default hereunder; (iv) the interests of lessors under operating leases and non-exclusive licensors; (v) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money and are being contested in good faith and by appropriate proceedings, and for which adequate reserves for payment thereof have been established or bonded over; (vi) liens on amounts deposited to secure Borrower’s and its subsidiaries obligations in connection with worker’s compensation or other unemployment insurance; (vii) liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums, and (viii) with respect to the Property, easements, rights of way, and zoning restrictions that do not materially interfere with or impair the use or operation thereof or impair the Collateral.
H.Maintaining Insurance Coverage. Borrower and each Guarantor shall, at all times until Lender has been fully repaid all indebtedness evidenced by the Note, maintain, or cause to be maintained, in effect (and shall furnish to Lender copies of), insurance policies as required under the terms of the Mortgage, the Loan Documents, and as otherwise reasonably required by Lender from time to time, and shall furnish to Lender upon demand proof of payment of all premiums for such insurance.
I.Change in Ownership. Except as permitted under this Agreement, including clause (K) below, each Guarantor shall not voluntarily or involuntarily agree to, cause, suffer or permit any sale, transfer or conveyance of any interest of any Guarantor, legal or equitable, except with the prior written consent of Lender.
J.Transfer of Property. Borrower and each Guarantor shall not voluntarily or involuntarily agree to, cause, suffer or permit any sale, transfer or conveyance of any the Property, the Collateral, or any part or portion thereof, except (i) Permitted Dispositions or (ii) with the prior written consent of Lender. As used herein “Permitted Dispositions” shall mean (A) sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and dispositions (including leases or subleases) of real property not useful in the conduct of the business of Borrower and its subsidiaries, (B) sales of inventory to buyers in the ordinary course of business, (C) the use or transfer of money or cash equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents, (D) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (E) the granting of Permitted Liens, (F) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof, (G) any involuntary loss, damage or destruction of property, (H) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property, (I) the leasing or subleasing of assets of Borrower or its subsidiaries in the ordinary course of business, and (J) sales or dispositions of fixed assets not otherwise permitted above so long as (1) no Default or Event of Default then exists or would arise therefrom, (2) made at fair market value, and (3) the aggregate fair market value of all assets disposed of (including the proposed disposition) would not exceed $50,000.00 per year.
K.Existence and Identity; Merger. Borrower and each Guarantor shall preserve and maintain its present existence as a corporation or limited liability company, as it applies, under the laws of its existence, and all of their rights, privileges and franchises, and continue business as presently conducted. Borrower and each Guarantor shall not change the legal format under which each were organized without the prior written consent of Lender, nor shall Borrower or any Guarantor cease to do business or engage in any line of business materially different from that presently engaged in. Borrower and any Guarantor shall not merge into or consolidate with any other entity; and Borrower and/or any Guarantor shall not acquire all or substantially all of the assets of any other entity, except for Permitted Acquisitions. As used herein, “Permitted Acquisitions” shall mean any acquisition so long as (i) no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed acquisition and the proposed acquisition is consensual, (ii) no indebtedness will be incurred, assumed, or would exist with respect to Borrower or its subsidiaries as a result of such acquisition, other than Indebtedness permitted the definition of Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of Borrower or its subsidiaries as a result of such acquisition other than Permitted Liens, and (iii) Borrower has provided Lender with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed acquisition) Borrower would be in compliance with the DSCR Ratio set forth in Section 5.N.

L.Business Purpose; Use of Loan Proceeds. The transactions contemplated by the Loan Documents are solely for business purposes. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan hereunder will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.
M.Prepayment Premium. Any prepayment penalties applicable to the Loan shall be as stated in each Note.
N.Debt Service Coverage Ratio. Borrower shall maintain a minimum debt service coverage ratio (“DSCR Ratio”) of 1.35 to 1.00 as measured by Lender each calendar year end, beginning with the calendar year ending December 31, 2021. Debt service coverage is defined for purposes herein as Borrower’s consolidated adjusted earnings before the deduction of interest, taxes, depreciation and amortization expenses, as adjusted in a manner materially consistent with Borrower’s current and historical adjustment methodology (Adjusted EBITDA), divided by the annual debt service (defined as cash principal and interest payments plus cash payments on finance leases during the applicable period) obligations (less subordinated debt annual debt service), calculated based on the actual four preceding quarters. If the minimum DSCR Ratio is not maintained at any time during the term of this Agreement, Lender reserves the right to increase the interest rate as identified in the CRE Note, Operating LOC Note and Letter of Credit by 1.50% until the minimum DSCR Ratio is maintained.
Notwithstanding the foregoing, in the event that Borrower fails to comply with the DSCR Ratio set forth in this Section 5.N., until the fifteenth day after delivery of the related financial statements, Borrower shall have the right to issue equity interests for cash or otherwise receive cash contributions to the capital of Borrower, and, in each case, to contribute any such cash to the capital of Borrower, and the amount of such contribution shall be deemed to increase Adjusted EBITDA with respect to the calendar year most recently ended (the “Cure Right”); provided that (a) such proceeds are actually received by Borrower no later than fifteen days after the date on which financial statements are required to be delivered with respect to such calendar year hereunder, and (b) such proceeds do not exceed the aggregate amount necessary to cure (by increasing Adjusted EBITDA) such Event of Default under this Section 5.N. for such period. If, after giving effect to the foregoing pro forma adjustment, Borrower is in compliance with the DSCR Ratio set forth in this Section 5.N., Borrower shall be deemed to have satisfied the requirements of this Section 5.N. as of the relevant date of determination with the same effect as though there had been no failure to comply on such date, and the applicable breach or default of this Section 5.N. that had occurred shall be deemed cured for purposes of this Agreement.
O.Operating Accounts and Other Deposit Accounts. All operating accounts and deposit accounts of Borrower and each Guarantor shall be opened and maintained with Lender at Borrower’s cost and expense within ninety (90) days after the date hereof; provided that Borrower and Guarantors may maintain deposit accounts with other financial institutions so long as the aggregate balances in such accounts does not exceed $150,000.00 at any time.
P.Other Loans. Borrower and each Guarantor will only borrower funds from Lender, unless otherwise permitted herein; provided, however, this clause shall not apply to Permitted Indebtedness. As used herein, “Permitted Indebtedness” shall mean (i) indebtedness (including capitalized lease obligations) incurred after the date hereof and at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $100,000.00; (ii) indebtedness arising from an endorsement of an instrument or other payment item for deposit; (iii) indebtedness owed to any person providing property, casualty, liability, or other insurance to Borrower or any of its subsidiaries, so long as the amount of such indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such indebtedness is incurred and such indebtedness is outstanding only during such year; (iv) indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “commercial cards”, “procurement cards” or “p-cards”), or cash management services, in an aggregate amount not to exceed $250,000.00; (v) indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds; (vi) indebtedness under hedge agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with Borrower’s and its subsidiaries’ operations and not for speculative purposes; (vii) indebtedness in an aggregate principal amount not to exceed $250,000.00 in respect of the certain letters of credit existing on the date hereof, so long as such existing letters of credit are cancelled and returned to the issuer thereof within ninety (90) days from the date hereof; or (viii) indebtedness of Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Borrower of the equity interests of Borrower that have been issued to such persons, so long as (a) no Event of Default has occurred and is continuing or would result from the incurrence of such indebtedness, (b) the aggregate amount of all such indebtedness outstanding at any one time does not exceed $500,000, and (c) such Indebtedness is unsecured and subordinated to the obligations under the Loan Documents on terms and conditions reasonably acceptable to Lender.

Q.Capital Expenditures. Borrower shall not have capital expenditures in any calendar year in excess of $7,500,000.00, and any capital expenditures above such amount shall require Lender’s prior approval, such approval to be given or withheld in its reasonable discretion.
R.Working Capital. Borrower and its subsidiaries on a consolidated basis shall maintain a $7,000,000.00 positive working capital position.
S.Distributions. Borrower and each Guarantor shall be prohibited from issuing dividends or making distributions, without Lender’s prior approval, such approval to be given or withheld in its sole discretion; provided that, that any Guarantor may issue dividends or make distributions to Borrower or any other Guarantor.
T.Motor Vehicle Contract. Borrower shall not default in the payment or performance of its obligations under the Motor Vehicle Contract in any material respect.
U.Immaterial Subsidiaries. To the extent that any of NEK, HEK, Heckmann Woods, Badlands Leasing (ND), China Water or Nuverra Rocky Mountain cease to be an Immaterial Subsidiary, Borrower shall promptly cause such subsidiary to become a “Guarantor” hereunder and take all actions incidental thereto that Lender may reasonably require.
6.EVENTS OF DEFAULT; REMEDIES. Any one or more of the following events shall constitute an “Event of Default” hereunder:
A.Borrower shall default in the payment of principal or interest due according to the terms hereof or of any Note, and such default shall continue for ten (10) days beyond the date on which such payment is due, except with respect to the final payment of principal and interest, for which there shall be no grace period.
B.Borrower shall default in the payment of fees or other amounts due and payable under this Agreement (other than those addressed in Section 6(A) hereof), under the Note or under any of the other Loan Documents, and such default continues for ten (10) days after the date of written notice thereof from Lender to Borrower.
C.Borrower or any Guarantor shall default in the due performance or observance of any covenant or obligation set forth in Sections 5(E), (G), (I), (J), (K), (N), (P), (Q), (R) or (S) of this Agreement.
D.Borrower or any Guarantor shall fail to observe or perform any of the covenants, conditions or agreements to be observed or performed by it under this Agreement or any of the other Loan Documents (other than those defaults covered by other subsections of this Section 6) for a period of thirty (30) days after written notice specifying such default and requesting that it be remedied, given to such party by Lender.

E.Borrower or any Guarantor shall be in default in the performance of any covenant or obligation under any other document or instrument heretofore or hereafter executed and delivered to Lender by such party in connection with any other loan or credit transaction(s) (other than those defaults covered by other subsections of this Section 6), and such default is not cured within the period, if any, allowed by such documents for the cure thereof and will likely have a material adverse effect (financial or otherwise) on the business, properties or assets of Borrower and Guarantors taken as a whole.
F.Borrower or any Guarantor shall file a petition in bankruptcy or for reorganization or for an arrangement pursuant to any present or future state or federal bankruptcy act or under any similar federal or state law, or shall be adjudicated as bankrupt or insolvent, or shall make a general assignment for the benefit of their creditors, or shall be unable to pay their debts generally as they become due; or if a petition or answer proposing the adjudication of Borrower or any Guarantor as bankrupt or their reorganization under any present or future state or federal bankruptcy act or any similar federal or state law shall be filed in any court and such petition or answer shall not be discharged or denied within sixty (60) days after the filing thereof; or if a receiver, trustee or liquidator of Borrower or any Guarantor is appointed over all or substantially all of the assets of Borrower or any Guarantor, and such shall not be discharged within sixty (60) days of each appointment; or if Borrower or any Guarantor shall consent to or acquiesce in such appointment.
G.Borrower or any Guarantor shall be or become insolvent, meaning (i) Borrower or such Guarantor is engaged or about to engage in a business or transaction for which the remaining assets of Borrower or such Guarantor are unreasonably small in relation to the business or transaction or for which the property remaining with Borrower or such Guarantor is an unreasonably small capital, and (ii) Borrower or such Guarantor has incurred or intends to incur, or reasonably believes that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (iii) Borrower or such Guarantor is not “solvent” or is “insolvent”, as applicable within the meaning given those terms and similar terms under applicable laws relating to fraudulent transfers and conveyances (provided, that this clause (iii) shall exclude any definition of “solvent” or “insolvent” which is defined as at fair valuations, the sum of Borrower’s or such Guarantor’s debts and liabilities (including contingent liabilities) is less than all of Borrower’s or such Guarantor’s assets).
H.Any representation or warranty made by Borrower or any Guarantor in this Agreement or any of the other Loan Documents shall prove to be untrue or misleading in any material respect, or any statement, certificate or report furnished hereunder or under any of the foregoing documents by or on behalf of any such party shall prove to be untrue or misleading in any material respect, in each case, as of the date of issuance or making or deemed making thereof.

I.Borrower or any Guarantor shall fail to pay, withhold, collect or remit any tax or tax deficiency when assessed or due or notice of any state or federal tax lien shall be filed or issued, unless such taxes are being contested in good faith and by appropriate proceedings, or for which adequate reserves for payment thereof have been established.
J.Borrower or any Guarantor shall liquidate, wind up, dissolve, merge, terminate or suspend its business operations, or sell all or substantially all of their assets, unless otherwise permitted hereunder; except that any Guarantor may merge into Borrower or any other Guarantor, or may sell all or substantially all of their assets to Borrower or any other Guarantor.
K.There shall be any (i) material adverse change, as determined by Lender in its commercially reasonable discretion, in the condition, financial or otherwise, of Borrower and Guarantors taken as a whole or (ii) material impairment of the enforceability or priority of Lender’s liens with respect to the Collateral.
L.Any Guarantor takes any action to revoke or terminate any Guaranty or any liability or security in favor of Lender under any Guaranty.
M.Any material property of Borrower or any Guarantor shall be garnished, levied upon, or attached in any proceeding and such garnishment or attachment shall remain undischarged for a period of sixty (60) days during which execution has not been effectively stayed unless it is being contested in good faith and by appropriate proceedings, or for which adequate reserves for payment thereof have been established.
N.[Reserved]
O.Borrower fails to deliver the Modification to Lender adding the Supplemental Property to the Collateral, for a period of thirty (30) days after written notice is given to Borrower by Lender that the Borrower has failed to comply with Section 2.A (5).
P.Any Event of Default under the: (i) CRE Loan, Equipment Loan, Operating LOC Loan and/or Letter of Credit Loan; or (ii) any Loan Document, shall result in an Event of Default under all Loans and this Agreement.
Q.MSPLF Cross-Acceleration Provision. Borrower (i) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any indebtedness (other than the indebtedness under the Loan Documents) owing to Lender or any commonly controlled affiliate of Lender, in each case beyond the applicable grace period with respect thereto, if any; or (ii) fails to observe or perform any other agreement or condition relating to any such indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which failure to make a payment, default or other event described in cause (i) or (ii) is to cause such indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such indebtedness to be made, prior to its stated maturity; provided that clause (ii) shall not apply to secured indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such indebtedness and such indebtedness is repaid when required under the documents providing for such indebtedness; provided that, as used in this clause, the term “indebtedness” shall mean all debt for borrowed money and any obligations evidenced by a bond, debenture, note, loan agreement or other similar instrument, and any guarantee of any of the foregoing.
Upon the occurrence of an Event of Default, Lender shall be entitled, at the option of Lender, to exercise any or all of the following rights and remedies, consecutively or simultaneously, and in any order:
(1)Lender may, without notice, declare all or part of the principal balance of the Note plus accrued interest thereon to be immediately due and payable, whereupon the same shall become immediately due and payable by Borrower;
(2)[Reserved];
(3)Lender may take whatever action in law or in equity as may appear necessary or appropriate to collect any amounts then due and thereafter to become due under this Agreement and the other Loan Documents and to enforce performance and observance of any obligation, agreement, or covenant of Borrower thereunder;
(4)Lender may exercise all or any of the other rights available to Lender under any of the Loan Documents; and
(5)Lender may setoff any and all balances, credits, deposits (general or special, time or demand, provisional or final), accounts or monies of Borrower then or thereafter with Lender, or any obligations of Lender to Borrower, against the obligations of Borrower arising under this Agreement or any other Loan Document. Borrower hereby grants to Lender a security interest in all such balances, credits, deposits, accounts or monies.
7.NOTICES. Any notice or other communication to any party in connection herewith shall be deemed to have been given on the date the same is deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or deposited with Federal Express, Airborne or another reputable overnight carrier, addressed to the party to which the notice is to be given at the address specified below, or at such other address as such party shall have specified to the other party hereto in writing and not less than ten (10) days prior to the effective date of the address change:

If to Lender: With a copy to:
First International Bank & Trust
Attn: Drew Flaagan
100 N. Main St.
P.O. Box 607
Watford City, ND 58854

Ballard Spahr LLP
80 South Eighth Street, Suite 2000
Minneapolis, Minnesota 55402
Attn: James R. Walston, Esq.

If to Borrower: With a copy to:
Nuverra Environmental Solutions, Inc.
Attn: Joseph Crabb
6720 N. Scottsdale Road, Suite 190
Scottsdale, AZ 85253

Squire Patton Boggs (US) LLP
127 Public Square, Suite 4900
Cleveland, OH 44114
Attn: Patrick J. Burke, Esq.

8.MISCELLANEOUS.
A.Waivers, Cumulative Rights and Remedies. No failure on the part of Lender to exercise, and no delay in exercising, any right or remedy hereunder, under any of the other Loan Documents or under applicable law shall operate as a waiver thereof; nor shall any single or partial exercise of any such right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
B.Indemnification. Borrower hereby agrees to reimburse, indemnify and hold harmless Lender (including any participating lender and/or assignee of Lender), their directors, officers, employees, attorneys and agents (the “Indemnified Parties”), from and against any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever that may at any time be imposed on, asserted against or incurred by any of the Indemnified Parties, as a result of, or arising out of, or in any way related to or by reason of, this Agreement, the Note, the other Loan Documents, or any transaction from time to time contemplated hereby or thereby, or any transaction financed in whole or in part or directly or indirectly with the proceeds of the Loans; provided that such indemnity shall not, as to any

Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of any Indemnified Party. Borrower’s obligations under this Section shall survive the payment of the Note and the foreclosure of the Mortgage.
C.Expenses. Borrower shall pay or cause to be paid and shall save Lender harmless against liability for the payment of all reasonable out-of-pocket costs, charges and expenses of Lender (including without limitation reasonable and documented fees and expenses of counsel to Lender) incurred by Lender from time to time arising from or relating to (a) the negotiation, preparation, execution, delivery, administration and performance of this Agreement, the Note, the other Loan Documents, and any related documentation; (b) any requested amendments, modifications, supplements, waivers or consents (whether or not ultimately entered into or granted) to any of the foregoing; and/or (c) the enforcement or preservation of Lender’s rights under any of the foregoing. Lender may advance to itself, when due, from the proceeds of the Loans, without further order or request from Borrower, all interest payable to Lender under the terms hereof or of the Note, and may, at Lender’s option, without any obligation to do so, advance to itself all other sums due or to become due to Lender under this Agreement or under any of the other Loan Documents, including but not limited to the above described fees, attorneys’ fees and all outofpocket expenses incurred by Lender in connection with this Agreement and with the Loans.
D.Amendments. The Loan Documents may not be amended or modified except by written instruments signed by Lender and Borrower.
E.Survival. All agreements, representations and warranties made in this Agreement shall survive the execution of this Agreement, the making of the Loan by Lender, and the execution of the other Loan Documents, and shall continue until Lender receives payment in full of all indebtedness of Borrower incurred under this Agreement and under the other Loan Documents.
F.Successors. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns, including, but not limited to, MSLP SPV; provided, however, that Borrower may not transfer or assign its rights to borrow hereunder without the prior written consent of Lender, which consent may be withheld in Lender’s sole and absolute discretion.
G.No Third Party Reliance. No third party shall be entitled to rely upon this Agreement or to have any of the benefits of Lender’s interest hereunder, unless such third party is an express assignee of all or a portion of Lender’s interest hereunder.

H.Participation. Borrower agrees and consents to Lender’s sale or transfer, whether now or later, of one or more participation interests in the Loans to one or more purchasers, whether related or unrelated to Lender, including, but not limited to, MSLP SPV under the MSLP. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower and any Guarantor or about any other matter relating to the Loans, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser (subject to the terms of any applicable participation agreement) may enforce Borrower’s obligation under the Loan Documents irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests (subject to the terms of any applicable participation agreement) irrespective of any personal claims or defenses that Borrower may have against Lender.
I.Time of the Essence. Time is of the essence hereof with respect to all of the dates, terms and conditions of this Agreement.
J.Governing Law; Waiver of Jury Trial. This Agreement, the rights of the parties hereunder and the interpretation hereof shall be governed by, and construed in accordance with, the laws of the State of North Dakota, in all respects. Any disputes related to this Agreement or any of the other Loan Documents shall be resolved in North Dakota or the United States District Court, District of North Dakota. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY AND ANY RIGHT EACH MAY HAVE TO OBJECT TO PERSONAL JURISDICTION, ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, OR OBJECT TO VENUE ON ANY BASIS WHATSOEVER IN ANY ACTION ARISING FROM OR RELATING TO THIS AGREEMENT.
K.Entire Agreement. This Agreement, the Note, and the other Loan Documents constitute the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersede all prior discussions, agreements and understandings of every kind and nature between the parties as to the Loan including but not limited to any commitment letters or proposal letters related to the Loan.

L.Acknowledgement. Borrower acknowledges that (a) it has had the opportunity to be advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents; (b) Lender has no fiduciary relationship to Borrower, the relationship being solely that of debtor and creditor; (c) no joint venture exists between Borrower and Lender; and (d) Lender undertakes no responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of its business.
M.Further Assurances. Borrower shall, at the request of Lender, at any time and from time to time following the execution of this Agreement promptly execute and deliver, or cause to be executed and delivered, to Lender all such further documents and instruments and take all such further action as may be reasonably necessary or appropriate to confirm or carry out the provisions and intent of this Agreement and the other Loan Documents, including without limitation all documents necessary to the perfection of the security interest in the collateral referenced in the Loan Documents, including, but not limited to the Collateral.
N.Severability of Provisions. Any provision of this Agreement or the Loan Documents which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
O.Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been duly executed and delivered by the undersigned officers of Borrower. The words “executed,” signed,” “signature,” and words of like import as used above and elsewhere in this Agreement may include, in addition to manually executed signatures, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif”, or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

BORROWER:

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.,
a Delaware corporation

By: /s/ Charles K. Thompson
Printed Name: Charles K. Thompson
Its: CEO

LENDER:

FIRST INTERNATIONAL BANK & TRUST, a North Dakota banking corporation

By:/s/ Drew Flaagan
Drew Flaagan
Its: Vice President

EXHIBIT A

Required Financial Reporting

Borrower covenants and agrees to provide the financial data as required under the Main Street Lending Program as set forth in Appendix C of the Federal Reserve of Boston’s Frequent Asked Questions, as amended and in effect from time to time, which is included below for ease of reference as it exists as of the date hereof. The items listed in Table I below must be provided by Borrower to Lender at least annually. The items listed in Table II must be provided by Borrower to Lender at least quarterly; the quarterly requirements of the MSPLF apply to Borrower. Borrower understands and agrees that Lender will be providing such financial information to the Federal Reserve and/or its appointed special purpose vehicle, MSLP SPV.
TABLE I: DATA REQUIRED ANNUALLY FROM BORROWER

Required Data	Definition
Total Assets	The sum of current assets, fixed assets, and other non-current assets (including, but not limited to, intangible assets, deferred items, investments, and advances).
Current Assets	Cash, accounts receivable, inventory, and other short-term assets that are likely to be converted into cash, used, sold, exchanged, or otherwise expensed in the normal course of business within one year.
Cash & Marketable Securities	Cash, depository accounts, and marketable securities that can be easily sold and readily converted into cash.
Tangible Assets	Assets having a physical existence, measured as total assets less intangible assets. Tangible assets are distinguished from intangible assets, such as trademarks, copyrights, and goodwill.
Total Liabilities	The total amount of all outstanding obligations, both current and noncurrent.
Current Liabilities	Short term debt, accounts payable, and other current liabilities that are due within one year.
Total Debt (Incl. Undrawn Available Lines of Credit)	Existing outstanding and committed debt (including any undrawn available amounts).
Total Equity	Measured as total assets minus total liabilities.
Total Revenue	Total income generated by the sale of goods or services from ongoing operations. Total Revenue excludes any non-recurring sales or gains.
Net Income	The income (or loss) after expenses and losses have been subtracted from all revenues and gains for the fiscal period, including discontinued operations.
Unadjusted EBITDA	Earnings before interest expense, income tax expense, depreciation expense, and amortization expense. The starting point is net income.
Adjusted EBITDA	Unadjusted EBITDA adjusted for any non-recurring, one-time, or irregular items. The Adjusted EBITDA measurement should align with the relevant facility’s term sheet.
Depreciation Expense	Non-cash expense measured based on the use of fixed assets, recognized over the useful life of the fixed assets.
Amortization Expense	Non-cash expense measured based on the use of intangible assets, recognized over the life of the intangible asset.

Interest Expense	The periodic finance expense of short term and long term debt.
Tax Expense	Federal, state and local income tax expenses.
Rent Expense	The contractual costs of occupying leased real estate.
Dividends / Equity Distributions	Distributions to equity owners.
Accounts Receivable (net of allowances)	Amounts owed to the borrower resulting from providing goods and/or services. Accounts receivable will be net of any allowances for uncollectible amounts.
Inventory (net of reserves)
Value of the raw materials, work in process, supplies used in operations, finished goods, and merchandise bought which are intended to be sold in the ordinary course of business. Inventory should be net of reserves.

Fixed Assets, Gross	Tangible property used in the business and not for resale, including buildings, furniture, fixtures, equipment, and land. Report fixed assets gross of depreciation.
Accumulated Depreciation	Cumulative depreciation of all fixed assets up to the Date of Financial Information.
Accounts Payable (A/P)	The obligations owed to the borrower's creditors arising from the entity’s ongoing operations, including the purchase of goods, materials, supplies, and services. Accounts payable excludes short term and long term debt.
Short Term Debt	Debt obligations of the borrower due with a term of less than one year, including the current portion of any Long Term Debt.
Long Term Debt	Debt obligations of the borrower that are due in one year or more, excluding the current portion that is otherwise captured in Short Term Debt.
Description of EBITDA Adjustments	Description of items that are added to Unadjusted EBITDA to determine Adjusted EBITDA.
Total Expenses	All money spent and costs incurred, both recurring and non-recurring, to generate revenue. Expenses exclude items capital in nature (i.e., expenses that are allowed to be capitalized and included in the cost basis of a fixed asset).
Operating Expenses	Money spent and costs incurred related to normal business operations including selling, general & administrative expenses, depreciation, and amortization (i.e., total expenses less non-recurring expenses). Exclude capital expenditures.
Operating Income	Profit (or loss) realized from continuing operations (i.e., revenue less operating expenses).
Fixed Charges	Expenses that recur on a regular basis, regardless of the volume of business (i.e., lease payments, rental payments, loan interest payments, or insurance payments).
Capitalized Expenditures	Non-operating expenditures capitalized to fixed assets.
Guarantor Net Assets	Total assets less total liabilities of the guarantor (also referred to as net worth).
Sr. Debt Balance	Debt amount ranking senior to the Main Street loan.
Additional Pari Passu Debt Balance	Debt amount ranking pari passu to the Main Street loan.
Collateral Type (Non-Real Estate)	If the loan is secured by collateral that is not predominantly real estate, including if the collateral provided is different types, report the predominant type of collateral (e.g., inventory, receivables, securities, etc.) by aggregate value.
Collateral Type (Real Estate)	If the loan is secured by real estate collateral, indicate the property type (e.g., hotel, multifamily, residential, industrial, etc.). If the loan is secured by multiple real estate property types, report the predominant property type by aggregate value.

Collateral Value Reporting	For loans that require ongoing or periodic valuation of the collateral, report the market value of the collateral as of the reporting date.
Collateral Value Date	Define the as-of date that corresponds with the Collateral Value Reporting field.
Covenant Status (Pass / Fail)	Yes/no, indicating if the facility has satisfied covenant tests.
Date of Covenant Default	If applicable, report the date when borrower defaulted covenants.
Nature of Covenant Default	If applicable, describe the covenant default (i.e., missing financial statements, ratio trigger).
Date of Covenant Cure	If applicable, report the date when borrower cured previous defaults.
TABLE II: DATA REQUIRED QUARTERLY FROM BORROWER

Required Data	MSELF	MSNLF	MSPLF	Definition
Total Assets	Yes	Yes	Yes	The sum of current assets, fixed assets, and other non- current assets (including, but not limited to, intangible assets, deferred items, investments, and advances).
Current Assets	Yes	Yes	Yes	Cash, accounts receivable, inventory, and other short term assets that are likely to be converted into cash, used, sold, exchanged, or otherwise expensed in the normal course of business within one year.
Cash & Marketable Securities	Yes	Yes	Yes	Cash, depository accounts, and marketable securities that can be easily sold and readily converted into cash.
Tangible Assets	Yes	No	No	Assets having a physical existence measured as total assets less intangible assets. Tangible assets are distinguished from intangible assets, such as trademarks, copyrights, and goodwill.
Total Liabilities	Yes	Yes	Yes	The total amount of all outstanding obligations, both current and noncurrent.
Current Liabilities	Yes	Yes	Yes	Short term debt, accounts payable, and other current liabilities that are due within one year.
Total Debt (Incl. Undrawn Available Lines of Credit)	Yes	Yes	Yes	Existing outstanding and committed debt (including any undrawn available amounts).
Total Equity	Yes	Yes	Yes	Measured as total assets minus total liabilities.
Total Revenue	Yes	Yes	Yes	Total income generated by the sale of goods or services from ongoing operations. Total Revenue excludes any non- recurring sales or gains.
Net Income	Yes	Yes	Yes	The income (or loss) after expenses and losses have been subtracted from all revenues and gains for the fiscal period, including discontinued operations.
Unadjusted EBITDA	Yes	Yes	Yes	Earnings before interest expense, income tax expense, depreciation expense and amortization expense. The starting point is net income.
Adjusted EBITDA	Yes	Yes	Yes	Unadjusted EBITDA adjusted for any non-recurring, one- time or irregular items. The Adjusted EBITDA measurement should align with the relevant facility’s term sheet.
Depreciation Expense	Yes	No	No	Non-cash expense measured based on the use of fixed assets, recognized over the useful life of the fixed assets.

Amortization Expense	Yes	No	No	Non-cash expense measured based on the use of intangible assets, recognized over the life of the intangible asset.
Interest Expense	Yes	Yes	Yes	The periodic finance expense of short term and long term debt.
Tax Expense	Yes	No	No	Federal, state and local income tax expenses.
Rent Expense	Yes	No	No	The contractual costs of occupying leased real estate.
Dividends / Equity Distributions	Yes	Yes	Yes	Distributions to equity owners.
Accounts Receivable (net of allowances)	Yes	No	No	Amounts owed to the borrower resulting from providing goods and/or services. Accounts receivable will be net of any allowances for uncollectible amounts.
Inventory (net of reserves)	Yes	No	No	Value of the raw materials, work in process, supplies used in operations, finished goods, and merchandise bought which are intended to be sold in the ordinary course of business. Inventory should be net of reserves.
Fixed Assets, Gross	Yes	No	No	Tangible property used in the business and not for resale, including buildings, furniture, fixtures, equipment, and land. Report fixed assets gross of depreciation.
Accumulated Depreciation	Yes	No	No	Cumulative depreciation of all fixed assets up to the Date of Financial Information.
Accounts Payable (A/P)	Yes	No	No	The obligations owed to the borrower’s creditors arising from the entity’s ongoing operations, including the purchase of goods, materials, supplies, and services. Accounts payable excludes short term and long term debt.
Short Term Debt	Yes	No	No	Debt obligations of the borrower due with a term of less than one year, including the current portion of any Long Term Debt.
Long Term Debt	Yes	No	No	Debt obligations of the borrower that are due in one year or more, excluding the current portion that is otherwise captured in Short Term Debt.
Description of EBITDA Adjustments	Yes	No	No	Description of items that are added to Unadjusted EBITDA to determine Adjusted EBITDA.
Total Expenses	Yes	No	No	All money spent and costs incurred, both recurring and non- recurring, to generate revenue. Expenses exclude items capital in nature (i.e., expenses that are allowed to be capitalized and included in the cost basis of a fixed asset).
Operating Expenses	Yes	Yes	Yes	Money spent and costs incurred related to normal business operations, including selling, general & administrative expenses, depreciation, and amortization (i.e. total expenses less non-recurring expenses). Exclude capital expenditures.
Operating Income	Yes	Yes	Yes	Profit (or loss) realized from continuing operations (i.e., revenue less operating expenses).

Fixed Charges	Yes	No	No	Expenses that recur on a regular basis, regardless of the volume of business (i.e., lease payments, rental payments, loan interest payments, or insurance payments).
Capitalized Expenditures	Yes	Yes	Yes	Non-operating expenditures capitalized to fixed assets.
Guarantor Net Assets	Yes	No	No	Total assets less total liabilities of the guarantor (also referred to as net worth).
Sr. Debt Balance	Yes	Yes	Yes	Debt amount ranking senior to the Main Street loan.
Additional Pari Passu Debt Balance	Yes	Yes	Yes	Debt amount ranking pari passu to the Main Street loan.
Collateral Type (Non-Real Estate)	Yes	No	No	If the loan is secured by collateral that is not predominantly real estate, including if the collateral provided is different types, report the predominant type of collateral (e.g., inventory, receivables, securities, etc.) by aggregate value.
Collateral Type (Real Estate)	Yes	No	No
If the loan is secured by real estate collateral, indicate the property type (e.g., hotel, multifamily, residential, industrial, etc.). If the loan is secured by multiple real estate property types, report the predominant property type by aggregate value.

Collateral Value Reporting	Yes	No	No	For loans that require ongoing or periodic valuation of the collateral, report the market value of the collateral as of the reporting date.
Collateral Value Date	Yes	No	No	Define the as-of date that corresponds with the Collateral Value Reporting field.
Covenant Status (Pass / Fail)	Yes	Yes	Yes	Yes/no, indicating if the facility has satisfied covenant tests.
Date of Covenant Default	Yes	Yes	Yes	If applicable, report the date when borrower defaulted covenants.
Nature of Covenant Default	Yes	Yes	Yes	If applicable, describe the covenant default (i.e., missing financial statements, ratio trigger).
Date of Covenant Cure	Yes	Yes	Yes	If applicable, report the date when borrower cured previous defaults.

A-5